Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1, of our report dated May 24, 2012, relating to the financial statements of Infinity Cross Border Acquisition Corporation (a corporation in the development stage) and to the reference to our Firm under the caption “Experts” in the Prospectus.

Tel Aviv, Israel

May 24, 2012

Ziv Haft
Certified Public Accountants (Isr)
BDO Member Firm